Exhibit 99.3

For Release: IMMEDIATELY Contact: Robert J. Consalvo

(908) 298-7409

Carrie Cox Appointed Head

of Schering-Plough Global Pharmaceutical Business

KENILWORTH, N.J., May 13, 2003 - Carrie Cox has been appointed as executive vice president and president, Global Pharmaceutical Business at Schering-Plough Corporation. She begins her assignment on May 15.

Cox's appointment is a major element in the early action steps announced today by Fred Hassan, Schering-Plough's new chairman and chief executive officer, to revitalize the company, which is suffering from declining sales and earnings, and also legal and regulatory issues.

Cox will report to Hassan.

Cox's appointment consolidates Schering-Plough's prescription pharmaceutical business from several autonomous units into a unified global operation. Reporting to Cox will be the current heads of U.S. and international pharmaceuticals, Rich Zahn and Tom Lauda, respectively.

Cox served previously as the executive vice president and president of the Global Prescription Business at Pharmacia Corporation, prior to its merger with Pfizer last month.

Said Hassan: "I am very pleased that we could attract one of the top executives in our industry to Schering-Plough. Carrie will play a key role as we revitalize the company and build long-term growth."

A registered pharmacist, Cox has more than 20 years of experience in the pharmaceutical industry.

Cox joined Pharmacia's predecessor company, Pharmacia & Upjohn, in 1997 as a member of top management and was a strong contributor to the company's dramatic turnaround.

Previously, Cox served as vice president of Women's Health Care at Wyeth (formerly American Home Products), where she worked for seven years. Prior to that assignment Cox held a variety of positions in market research, sales and product management during a 10-year career with Sandoz Pharmaceuticals.

The Healthcare Businesswomen's Association named Cox Healthcare Businesswoman of the Year in 2001, and she was also named to Fortune Magazine's list of the 50 most powerful women in business.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements concerning, among other things, the future prospects of the company, which the reader of this release should understand are subject to substantial risks and uncertainties. The company's business prospects may be adversely affected by general market and economic factors, competitive product development, product availability, current and future branded, generic and OTC competition, market acceptance of new products, federal and state regulations and legislation, the regulatory review process in the United States and foreign countries for new products and indications, existing manufacturing issues and new manufacturing issues that may arise, timing of trade buying, patent positions, litigation and investigations, and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 10-Q being filed with the Commission on May 13, 2003, and 8-Ks.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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